2008 AMENDED EMPLOYMENT AGREEMENT AND PLAN

THIS 2008 AMENDED EMPLOYMENT AGREEMENT AND PLAN (“Agreement”) made and entered into effective as of July 1, 2008 by and between Solomon Technologies, Inc. (the “Company”), a Delaware corporation located at 14 Commerce Drive, Danbury , CT 06810, and Gary M. Laskowski (the “Employee”).

WITNESSETH THAT:

WHEREAS, the Company desires to continue to employ Employee for the period and upon and subject to the terms herein provided and desires to be assured that Employee will not compete with the Company for the period and within the areas hereinafter specified; and

WHEREAS, Employee is willing to agree to be employed by the Company upon and subject to the terms herein provided and is willing to agree not to compete with the Company on the terms set forth hereinafter; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has reviewed the 2008 Employment Agreement and Plan for Employee and has unanimously recommended changes to this Plan as being in the best interests of the Company.

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

1.          Term of Employment; Compensation. The Company agrees to employ Employee effective July 1, 2008 until June 30, 2011, subject to Section 6 below, in a senior managerial capacity, initially as non-executive Chairman of the Board, with the responsibilities normally associated with such position. The Company will pay Employee for his services during the term of the Employee’s employment hereunder and for prior services for which payment has been accrued as provided in Exhibit A hereto. Capitalized terms not defined herein shall have the meanings ascribed to them in Exhibit A.

2.          Office and Duties. Employee shall have the usual duties of senior managerial personnel and shall have responsibility, subject to the oversight of the Board of Directors of the Company, for participating in the management and direction of the Company’s business and operations and shall perform such specific other tasks, consistent with the Employee’s position as a senior manager, as may from time to time be assigned to the Employee by the Board of Directors. Employee shall devote such business time, labor, skill, attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Employee may pursue other business opportunities, and nothing herein shall be construed as requiring Employee to devote full time to the Company’s business.

3.          Expenses. Employee shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

4.             Services as a Director. Employee shall receive no additional compensation for services provided by him as a member of the Company’s Board of Directors.

5.             Additional Benefits. Nothing herein contained shall preclude Employee, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its employees, but the Company shall not be required to establish or maintain any such program or plan.

6.             Termination of Employment.

(a)           Notwithstanding any other provision of this Agreement, Employee’s employment shall be “at will” and may be terminated:

(i) By the Company for Cause as defined below, in which event the Company shall not be required to pay the to pay the remainder of the Employee’s Salary specified in Section 1 of Exhibit A for the remaining term of the Agreement set forth in Section 1, but the Company shall remain obligated to pay the Fixed Fee set forth in Section 2 of Exhibit A.

(ii) By the Company upon thirty (30) days’ notice to Employee if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for three (3) consecutive months or more, provided that the Company’s obligation to pay the Salary and the Fixed Fee set forth in Sections 2 and 3 of Exhibit A shall not be affected.

(iii) In the event of Employee’s death during the term of his employment, the Company’s obligation to pay the Salary and the Fixed Fee set forth in Sections 2 and 3 of Exhibit A shall not be affected.

(iv) By the Company without Cause upon written notice, in which event all compensation payable by the Company as provided in Exhibit A shall remain due and payable to Employee at such times as set forth in Exhibit A as though his employment had not been terminated thereby.

(v) By Employee for Good Reason as defined below provided that written notice to the Company is delivered by the Employee prior to such termination and the termination date is no later than six months following the initial existence of the first to occur of the events in Section (vi)(b)(i), (ii) or (iii) below, in which event all compensation payable by the Company as provided in Exhibit A shall remain due and payable to Employee at such times as set forth in Exhibit A as though his employment had not been terminated thereby. The parties intend that Good Reason under this Agreement shall be treated as an involuntary separation of service within the meaning of IRS Regulation Section 1.409A-1(n)(1) and (2). Accordingly the definition of Good Reason set forth in (b) below is intended to satisfy the safe harbor definition for when a termination of employment for Good Reason will be treated as an involuntary separation of service as set froth in IRS Regulation Section 1.409A-1(n)(2)(ii).

(vi) By Employee without Good Reason as defined in (b) below, in which event the Company shall not be required to pay the remainder of the Employee’s Salary specified in Section 1 of Exhibit A for the remaining term of the Agreement set forth in Section 1, but the Company shall remain obligated to pay the Fixed Fee set forth in Section 2 of Exhibit A.

(b)	Definitions.

(i) “Good Reason” shall mean the occurrence without the Employee’s express written consent of any of the following which, after receipt of notice thereof given by Employee no later than 90 days of the initial existence of the adverse action taken by the Company, still remains uncured by the Company after a reasonable period to cure by the Company not to exceed (30) days:

(A) a diminution in Employee's Salary;

(B) any action by the Company resulting in a material diminution in Employee's authority, duties or responsibilities including, but not limited to, removal from the Company’s Board of Directors, and; or

(C) the relocation of Employee's principal place of business to a facility or a location more than sixty miles from Employee's then present principal place of business.

(ii) “Cause” shall include, without limitation, the occurrence of any of the following by the Employee and (other than in the case of a termination under subparagraph (E) below) the failure of Employee to cure the same within a reasonable period of time after written notice and an opportunity to meet with the Board of Directors:

(A) Gross negligence or malfeasance by Employee to perform the duties of Employee's position;

(B) Persistent failure of Employee to obey orders given by the Board of Directors of the Company;

(C) Misconduct in connection with the performance of any of Employee's duties, including, without limitation, misappropriation of funds or property of the Company, embezzlement, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

(D) Commission by Employee of an act involving moral turpitude, dishonesty or theft;;

(E) Conviction of or guilty plea of any act of fraud or a felony; or

(F) Incapacity on the job by reason of the use or abuse of alcohol or drugs.

7.          Stock Options. As an inducement to Employee to continue his employment with the Company in spite of deferred prior compensation in substantial amounts, Employee shall be granted an option to purchase shares of the common stock of the Company (“Shares”) as provided in Section 4 of Exhibit A.

8.          Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) reputable overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number as specified by notice given under this Section 8):

if to the Company:

Solomon Technologies, Inc.
Attention: President
14 Commerce Drive
Danbury, CT 06810

if to Employee, to the address as set forth on the signature page.

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided above; however, that mailing shall not alter the time at which the facsimile notice is deemed received.

9.          Assignability. In the event that the Company shall be merged with, or consolidated into, any other entity, or in the event that it shall sell and transfer substantially all of its assets to another entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Employee, but it shall be binding upon, and to the extent provided in Section 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

10.          Entire Agreement. This Agreement (which for all purposes shall include Exhibit A hereto) contains the entire agreement between the Company and Employee with respect to the subject matter thereof and supersedes any other previous oral or written agreement relating to the subject matter hereof, and there has been no oral or other agreement of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

11.          Expenses. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided.

12.          Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

13.          Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

14.          Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

15.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

16.          Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.          Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

18.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Connecticut.

19.          Compliance with Internal Revenue Code Section 409A.

(a)          To the extent any amount provided under this Agreement is or will be subject to the requirements of Section 409A of the Internal Revenue Code (“Code”), then that amount shall be paid or otherwise provided in a manner that complies in form and in operation with the requirements of Section 409A of the Code. The provisions of this Agreement are intended to comply with all of the applicable requirements for a nonqualified deferred compensation plan set forth in Section 409A of the Code, such that any payment to the Employee is not subject to gross income inclusion, interest penalties and additional tax under Code Section 409A(a). In particular, it is intended that this Agreement comply with Code Section 409A in good faith in accordance with IRS Notice 2005-1, and effective January 1, 2008 (or such later date announced by the IRS), in accordance with the final regulations under Code Section 409A issued by the Department of the Treasury on April 10, 2007 (and any subsequent IRS notices or guidance under Code Section 409A), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Code Section 409A, the regulations or such other guidance, then the applicable provisions of Code Section 409A, the regulations or the guidance shall supersede such provision, and such provision shall be deemed not to be part of this Agreement and shall not apply hereunder. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.

(b)          The payment of the Salary specified in Section 1of Exhibit A is for the services the Employee performs during the term of his employment specified in Section 1 of the Agreement, and is only due and owing while he remains employed by the Company, or in the event of involuntary separation from service, as defined in IRS Regulation 1.409A-1(n), death or disability under Section 6 hereof. Accordingly, the compensation represented by his Salary does not constitute a deferral of compensation within the meaning of IRS Regulation 1.409A-1(b)(1), and therefore will not be considered a plan that provides for the deferral of compensation that is subject to Section 409A of the Code, except to the extent it exceeds the limits of IRS Regulation 1.409A-1(b)(9)(iii).

(e)          The Fixed Fee specified in Section 2 of Exhibit A (which for this purpose shall include the Gross-up as defined in Section 3 of Exhibit A) constitutes deferred compensation payable from a non-qualified deferred compensation plan within the meaning of Sections 409A(d)(1) and (3) of the Internal Revenue Code, and accordingly, the payment of the Fixed Fee shall comply in form and in operation with the applicable requirements of Section 409A of the Code. Accordingly, the following rules shall apply to the payment of the Fixed Fee to the Employee:

(i)          The Fixed Fee is to be paid in twelve equal monthly installments, with the first payment date on November 1, 2008, and continuing for each of the eleven months thereafter. The Agreement hereby complies with IRS Regulation 1.409A-2(b) by designating the time and form of payment of the Fixed Fee in Section 2 of Exhibit A of this Agreement. Accordingly, this payment schedule reflects a non-elective schedule, and as such no separate deferral election from the Employee is required under this Agreement.

(ii)          In no event shall the Fixed Fee be paid to the Employee earlier than the payment date set forth in (i) above in accordance with Section 409A(a)(2)(A)(iv) of the Code.

(iii)          This Agreement shall not permit the acceleration of the time or schedule of any payment of the Fixed Fee under this Agreement, except as otherwise provided by regulations or the guidance issued by the Secretary of Treasury, in accordance with Section 409A(a)(3) of the Code.

(iv)          In the event assets of the Company are set aside in a trust or other funding arrangement for purposes of paying the Employee the Fixed Fee, such assets (or such trust or other funding arrangement) shall at no time be located outside the United States, nor shall such assets that are set aside in a trust or other funding arrangement at any time become restricted to the payment of Employee’s Fixed Fee where such restriction was in connection with a change in the Employer’s financial health, within the meaning of Section 409A(b)(1) or (2) of the Code.

(f)          Notwithstanding anything in this Agreement to the contrary, if upon the Employee's date of termination, the Employee is a "specified employee" as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to avoid the imposition on the Employee of any tax or penalty, including interest, under Section 409A of the Code, then the Company will defer the commencement of any such payments or benefits hereunder until the date that is six (6) months following the Employee's separation from service with the Company (or the earliest date as is permitted under Section 409A) and the Company will make all applicable payments that have accrued during such six (6) month period in a lump sum to the Employee following the expiration of such period.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on August 15, 2008.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President

EMPLOYEE

/s/ Gary M. Laskowski
Gary M. Laskowski
Address
c/o Venture Partners Ltd.
1224 Mill Street, Building A
East Berlin, CT 06023

Exhibit A

This Exhibit A constitutes an integral part of the 2008 Amended Employment Agreement and Plan (“Agreement”) between Solomon Technologies, Inc. (“Solomon”) and Gary M. Laskowski (“Employee) dated August 15, 2008 and effective as of July 1, 2008.

Commencing as provided herein, the Company will pay compensation to Employee during the term of the Agreement or as otherwise set forth herein:

1.           Salary. For each payroll period of the Company that the Employee remains employed by the Company on or after July 1, 2008, the Company shall pay Employee for his services during the term of this Agreement a Salary at an annual rate of (i) $250,000 in cash, payable in arrears in equal installments in accordance with standard Company practice subject only to such payroll and withholding deductions as are required by law, or (ii) $400,000, if paid in Shares. The determination of whether the Company will pay Employee in cash or in Shares, or any combination thereof, shall be made by the Company in advance of each payroll period and shall apply to all subsequent payroll periods unless affirmatively changed by the Company and upon notice to Employee.

The Shares shall be registered on Form S-8 or equivalent, provided that if as of a Salary payment date, the Company is prohibited from filing a Form S-8 or its equivalent due to a third party loan covenant or agreement the Company has with such third party lender in effect as of such Salary payment date (“Prohibition”), then the Shares otherwise due to Employee on such Salary payment date shall not be paid to him on such date and instead will be paid to him in the aggregate in a lump sum payment of Shares on the date the Company is able to file a Form S-8 or its equivalent that will allow for such payments to him, and provided further that Employee may elect to receive restricted Shares in lieu of S-8 Shares on a one-for-one basis at any time and from time to time. All Shares shall be issued at a value equal to their closing price on each Valuation Date (but not less than $0.03 per share), provided that upon any deferral of the issuance of S-8 shares resulting from a Prohibition in which the Employee does not elect to receive restricted Shares, the number of Shares to be issued and paid to the Employee shall be determined by reference to the Valuation Date that would have applied had the Prohibition not existed. The Valuation Date shall be the last day in which Shares traded preceding the current Salary payment date.

2.          Additional Fixed Payment Owed. In addition to the payment of the Salary as provided in this Exhibit A, and in settlement of the Employee’s rights and the Company’s obligations with respect to certain outstanding market-capitalization related compensation, the payment of such outstanding market-capitalization related compensation the Company and Employee intended would qualify as a short-term deferral plan under IRS Regulation Section 1.409A-1(b)(4), and whether or not the Employee remains employed by the Company during all or any portion of the term of this Agreement set forth in Section 1 of the Agreement, the Company shall pay Employee compensation in the amount of $72,916 per month for 12 months (the “Fixed Fee”) with the first monthly payment beginning on the first Salary payment date after December 1, 2008 (the “Fixed Payment Date”). The Fixed Fee shall be paid on each Fixed Payment Date in Shares registered on Form S-8 or equivalent at a value equal to their closing price on the Valuation Date (but not less than $0.03 per share), provided that if as of a Fixed Payment Date, there is a Prohibition, then the Shares otherwise due the Employee on such Fixed Payment Date will not be paid to him on such date and instead will be paid to him in the aggregate in a lump sum payment of Shares on the date the Company is able to file a Form S-8 or its equivalent that will allow for such payments to him, and provided further that Employee may elect to receive restricted Shares in lieu of S-8 Shares on a one-for-one basis at any time and from time to time. All Shares shall be issued at a value equal to their closing price on each Valuation Date (but not less than $0.03 per share), provided that upon any deferral of the issuance of S-8 shares resulting from a Prohibition in which the Employee does not elect to receive restricted Shares, the number of Shares to be issued and paid to the Employee shall be determined by reference to the Valuation Date that would have applied had the Prohibition not existed. The Valuation Date shall be the last day in which Shares traded preceding the current Salary payment date.

3.          Gross-up of Payments to Employee in Shares. In recognition of the fact that Shares issued to Employee hereunder (regardless of whether registered on Form S-8) are likely to be illiquid, the Company shall pay to Employee an amount in cash equal to thirty-five percent (35%) of the amount of compensation paid in Shares pursuant to Section 1 and 2 of this Exhibit A (whether registered on Form S-8 or restricted and including compensation paid after January 1, 2008 and before the date hereof) as a “gross-up” related to federal and state taxes that Employee may owe with respect to such compensation (“Gross-up”). The Gross-up shall be paid to Employee at the same time as the Shares are issued. Notwithstanding anything to the contrary in Sections 1 and 2 of this Exhibit A, if in any or more months the Company, in the sole determination of its President concurred in by its Chief Financial Officer, is unable to pay the Gross-up, the Company may, subject to the application of Section 409(a) of the Code, elect to defer such monthly payment or payments by one month for each month deferred.

4.          Stock Options. The Company shall grant to Employee a fully vested, non-cancelable, “non-qualified” option (“Option”) to purchase ten million (10,000,000) Shares substantially in accordance with a Stock Option Agreement, the form of which is attached hereto. The principal terms of the Option are an exercise price of $0.03 per Share, the right to pay the exercise price on a “cashless” basis, an expiration date of June 30, 2013, and the right to register the underlying Shares on a piggyback basis.

5.          Accrued Compensation. In addition to other compensation payable pursuant to this Agreement and Exhibit A, the Company shall pay to Employee in cash an amount equal to $2,500 per Salary payment date against total accrued compensation owed to Employee in the amount of $11,676 until such time as such accrued compensation has been paid in full.

6.          Cash Payments. Any cash payments made under this Agreement shall be applied first pursuant to Section 5 of Exhibit A, then to Section 3 of Exhibit A, then to Section 1 of Exhibit A and then to Section 2 of Exhibit A.